As filed with the Securities and Exchange Commission on March 20, 2019
Registration Statement File No. 333-217902

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-217902)
TO
FORM S-3
REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933

Twenty-First Century Fox, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware	26-0075658
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

1211 Avenue of the Americas
New York, New York 10036
(212) 852-7000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jolene E. Negre
Assistant Secretary
The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521
(818) 560-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________

Copies to:
Faiza J. Saeed, Esq.
George F. Schoen, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000
______________________

Approximate date of commencement of proposed sale to the public: Not applicable.
______________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TABLE OF CO- REGISTRANTS FOR REGISTRATION NO. 333-217902

Exact Name of Additional Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number

21st Century Fox America, Inc.	Delaware	13-3249610

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

Twenty-First Century Fox, Inc., a Delaware corporation (the “Company”), and the additional Registrant set forth in the table of co-registrants above (collectively, the “Registrant”) are filing this post-effective amendment (the “Post-Effective Amendment”) to Registration Statement File No. 333-217902 on Form S-3, which has been previously filed with the Securities and Exchange Commission (“SEC”) on May 11, 2017 (the “Registration Statement”), to deregister any and all securities, registered but unsold or otherwise unissued under the Registration Statement, registering an indeterminate number of debt securities that may be offered, issued or sold from time to time, as of the date hereof.

On March 20, 2019, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of June 20, 2018, among the Company, TWDC Enterprises 18 Corp. (formerly known as The Walt Disney Company) (“Old Disney”), The Walt Disney Company (formerly known as TWDC Holdco 613 Corp.) (“Disney”), WDC Merger Enterprises I, Inc. and WDC Merger Enterprises II, Inc., (i) WDC Merger Enterprises I, Inc. merged with and into the Old Disney, with Old Disney surviving such merger as a wholly owned subsidiary of Disney, and (ii) WDC Merger Enterprises II, Inc. merged with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Disney (together, the “Mergers”).  In connection with the Mergers, the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statement.

The Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statement as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 20, 2019.

Twenty-First Century Fox, Inc. 21st Century Fox America, Inc.

By:	/s/ James Kapenstein
Name: James Kapenstein
Title: Senior Vice President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.